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                        THE VALUE LINE SPECIAL SITUATIONS
                                   FUND, INC.
                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16

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
Year(s) Ended 12/31/97:             1 year            5 years         10 years
                                   --------          ---------       ----------
Initial Investment:                  1,000              1,000           1,000
Balance at End of Period:           1,321              2,086           3,306
Change:                               321              1,086           2,306

Percentage Change:                  32.10%            108.56%         230.63%

Average Annual Total Return:        32.10%             15.84%          12.70%
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